Exhibit 99.1

FOR IMMEDIATE RELEASE Dover, Delaware, October 30, 2014	For further information, call: Timothy R. Horne – Sr. Vice President - Finance (302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2014

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2014.

The Company promoted a NASCAR triple-header in Dover during the third quarter of 2014 and 2013. Revenues for the third quarter of 2014 were $21,061,000 compared with $21,470,000 in the third quarter of 2013. The slight decrease in revenues was primarily due to lower motorsports admissions and event-related revenue, partially offset by the contracted increase in broadcasting revenue.

Operating and marketing expenses were $11,878,000 in the third quarter of 2014 compared to $11,618,000 in the third quarter of 2013. The increase was primarily due to higher purse and sanction fees and increased promotion and security costs during the Dover Fall NASCAR weekend.

General and administrative expenses of $1,724,000 in the third quarter of 2014 were comparable to $1,732,000 in the third quarter of 2013.

The Company decided to remove certain grandstand sections during the third quarter of 2014 to reduce excess capacity at Dover International Speedway and is exploring alternative uses for these sections. The Company recorded a pre-tax loss on disposal of long-lived assets of $2,403,000 in the third quarter of 2014 attributable to the removal and disposal of the grandstands which were not fully depreciated.

Net interest expense decreased to $71,000 in the third quarter of 2014 from $237,000 for the third quarter of 2013. The decrease was due to lower outstanding borrowings, lower interest rates and lower fees.

Earnings before income tax expense decreased to $4,182,000 for the third quarter of 2014 from $7,111,000 for the third quarter of 2013. The results for 2014 include the $2,403,000 loss on disposal associated with the grandstand removal at Dover International Speedway. On an adjusted basis, excluding this loss on disposal, earnings before income tax expense for the third quarter of 2014 were $6,585,000. The decrease in 2014 from 2013 is primarily due to lower results from Dover’s Fall NASCAR race weekend discussed above.

Net earnings for the third quarter of 2014 decreased to $2,601,000 or $0.07 per diluted share from $4,158,000 or $.11 per diluted share for the third quarter of 2013. On an adjusted basis, excluding the loss on disposal, net earnings were $4,048,000 or $.11 per diluted share for the third quarter of 2014.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.05 per share. The dividend will be payable on December 10, 2014 to shareholders of record at the close of business on November 10, 2014. Due to the seasonal nature of our business, we will evaluate dividends annually.

At September 30, 2014, the Company’s total indebtedness was $14,720,000 compared with $18,080,000 at September 30, 2013.

On October 7, 2014, we entered into an amendment to extend closing under our May 28, 2014 agreement to sell Nashville Superspeedway. The purchaser made a $200,000 non-refundable payment to us in consideration for the amendment and closing is now expected to take place in the fourth quarter.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Admissions	$4,254	$4,657	$8,727	$9,521
Event-related	3,945	4,422	8,312	9,062
Broadcasting	12,857	12,379	28,463	27,445
Other	5	12	15	23

	21,061	21,470	45,517	46,051

Expenses:
Operating and marketing	11,878	11,618	26,181	25,795
General and administrative	1,724	1,732	5,360	5,482
Loss on disposal of long-lived assets	2,403	—	2,403	—
Depreciation	805	820	2,448	2,469

	16,810	14,170	36,392	33,746

Operating earnings	4,251	7,300	9,125	12,305

Interest expense, net	(71)	(237)	(335)	(787)
(Provision) benefit for contingent obligation	(8)	41	—	44
Other income	10	7	27	152

Earnings before income taxes	4,182	7,111	8,817	11,714

Income tax expense	(1,581)	(2,953)	(3,490)	(4,932)

Net earnings	$2,601	$4,158	$5,327	$6,782

Net earnings per common share:
Basic	$0.07	$0.11	$0.15	$0.18

Diluted	$0.07	$0.11	$0.15	$0.18

Weighted average shares outstanding:
Basic	36,042	36,242	36,049	36,337
Diluted	36,042	36,242	36,049	36,337

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES TO ADJUSTED EARNINGS BEFORE INCOME TAXES AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP earnings before income taxes	$4,182	$7,111	$8,817	$11,714
Loss on disposal of long-lived assets(1)	2,403	—	2,403	—

Adjusted earnings before income taxes	$6,585	$7,111	$11,220	$11,714

GAAP net earnings	$2,601	$4,158	$5,327	$6,782
Loss on disposal of long-lived assets, net of income taxes(1)	1,447	—	1,447	—

Adjusted net earnings	$4,048	$4,158	$6,774	$6,782

GAAP net earnings per common share - diluted	$0.07	$0.11	$0.15	$0.18
Loss on disposal of long-lived assets, net of income taxes(1)	0.04	—	0.04	—

Adjusted net earnings per common share - diluted(2)	$0.11	$0.11	$0.18	$0.18

(1)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share - diluted, which are determined in accordance with GAAP.

(2)	The components of earnings per diluted share for the nine months ended September 30, 2014 do not add to the adjusted earnings per diluted share due to rounding.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2014	September 30, 2013	December 31, 2013
ASSETS
Current assets:
Cash	$89	$35	$4
Accounts receivable	9,883	10,550	28
Inventories	84	123	114
Prepaid expenses and other	800	882	1,050
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	4
Prepaid income taxes	—	—	22
Deferred income taxes	84	85	76
Assets held for sale	26,000	—	—

Total current assets	36,940	11,675	1,298

Property and equipment, net	56,775	90,674	85,591
Other assets	917	844	919
Deferred income taxes	317	462	336

Total assets	$94,949	$103,655	$88,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$921	$83	$25
Accrued liabilities	4,802	4,865	2,887
Payable to Dover Downs Gaming & Entertainment, Inc.	29	12	—
Income taxes payable	1,081	3,326	—
Deferred revenue	125	112	1,743

Total current liabilities	6,958	8,398	4,655

Revolving line of credit	14,720	18,080	14,820
Liability for pension benefits	1,364	2,979	1,521
Provision for contingent obligation	1,843	1,890	1,843
Deferred income taxes	16,229	17,956	16,926

Total liabilities	41,114	49,303	39,765

Stockholders’ equity:
Common stock	1,812	1,816	1,802
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,451	101,600	101,362
Accumulated deficit	(49,736)	(48,474)	(55,063)
Accumulated other comprehensive loss	(1,543)	(2,441)	(1,573)

Total stockholders’ equity	53,835	54,352	48,379

Total liabilities and stockholders’ equity	$94,949	$103,655	$88,144

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Net earnings	$5,327	$6,782
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,448	2,469
Amortization of credit facility fees	72	189
Stock-based compensation	221	233
Deferred income taxes	(778)	654
Benefit for contingent obligation	—	(44)
Loss on disposal of long-lived assets, non-cash	2,045	—
Gain on sale of property and equipment	—	(138)
Changes in assets and liabilities:
Accounts receivable	(9,855)	(10,326)
Inventories	30	1
Prepaid expenses and other	190	85
Accounts payable	679	(62)
Accrued liabilities	1,915	1,962
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	33	12
Income taxes payable/prepaid income taxes	1,182	3,378
Deferred revenue	(1,618)	(2,607)
Other liabilities	(113)	(15)

Net cash provided by operating activities	1,778	2,573

Investing activities:
Capital expenditures	(1,460)	(247)
Proceeds from sale of property and equipment	—	138
Purchases of available-for-sale securities	(81)	(78)
Proceeds from sale of available-for-sale securities	77	73

Net cash used in investing activities	(1,464)	(114)

Financing activities:
Borrowings from revolving line of credit	28,480	22,280
Repayments on revolving line of credit	(28,580)	(23,900)
Repurchase of common stock	(129)	(819)

Net cash used in financing activities	(229)	(2,439)

Net increase in cash	85	20
Cash, beginning of period	4	15

Cash, end of period	$89	$35